Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE EvangelineThwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 09-14

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

Investor Relations: Mark Collinson, Partner, CCG Investor Relations

Phone: (310) 954-1343

OMNI INSTALLS FIRST I.M.P.A.C.T.TM SYSTEMS OFFSHORE

Carencro, LA – November 17, 2009 – OMNI Energy Services Corp. (NASDAQ GM: OMNI) announced today that it has successfully completed the initial offshore retrofit and installation of three of its I.M.P.A.C.T.TM separator cleaning tools. These retrofit installations are the first under OMNI’s two-year contract with Stone Energy Corp. (“Stone”) (NYSE: SGY), an oil and gas exploration and production company headquartered in Lafayette, La.

OMNI President and Chief Executive Officer Brian J. Recatto commented, “Following these installations, we have commenced the data collection process in partnership with our customer and look forward to validating the technology, and establishing I.M.P.A.C.T.’s full capability as a device that will improve safety and transform critical production platform operations. I.M.P.A.C.T. further strengthens OMNI’s position in the environmental services marketplace.”

Stone commented, “We look forward to the possibility of enhanced operating efficiency and the potential to significantly increase our output by using I.M.P.A.C.T.”

OMNI’s I.M.P.A.C.T. is designed to significantly improve safety and efficiency of offshore tank and vessel cleaning. Its patent pending, proprietary technology uses the vessel’s operating pressure and existing internal fluid to mechanically remove solid waste without the need to shut in production. I.M.P.A.C.T. is designed to dramatically reduce confined space entry exposure, and significantly reduce fluid waste. I.M.P.A.C.T. is able to extract solids from low-pressure applications, including separators, skimmers and heater-treaters.

For additional information, visit omnienergy.com/IMPACT.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.